Filer:
  Company Data:
    Company Name:  Campbell Strategic Allocation Fund, L.P.

    IRS Number:  52-1823554
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-61274



                  CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                        MONTHLY REPORT - AUGUST 2002
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (555,049.904 units) at July 31, 2002           $1,200,112,733
Additions of 24,281.499 units on August 31, 2002                   54,249,725
Redemptions of (5,723.639) units on August 31, 2002               (12,787,743)
Offering Costs                                                       (564,608)
Net Income (Loss) - August 2002                                    40,542,270
                                                               --------------

Net Asset Value (573,607.764 units) at August 31, 2002         $1,281,552,377
                                                               ==============

Net Asset Value per Unit at August 31, 2002                    $     2,234.20
                                                               ==============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                   $   52,784,072
    Change in unrealized                                           (5,199,028)

  Gains (losses) on forward and swap contracts:
    Realized                                                                0
    Change in unrealized                                            8,951,592
  Interest income                                                   1,790,254
                                                               --------------

                                                                   58,326,890
                                                               --------------

Expenses:
  Brokerage fee                                                     7,845,159
  Performance fee                                                   9,806,398
  Operating expenses                                                  133,063
                                                               --------------

                                                                   17,784,620
                                                               --------------

Net Income (Loss) - August 2002                                $   40,542,270
                                                               ==============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on August 31, 2002                    $     2,234.20

Net Asset Value per Unit on July 31, 2002                      $     2,162.17

Unit Value Monthly Gain (Loss) %                                        3.33%

Fund 2002 calendar YTD Gain (Loss) %                                   13.03%



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit




Dear Investor,

As summer fades, chilly uncertainty looms...

In August, Campbell and Company recorded another month of strong positive performance with profits earned in interest rates, currencies, stock indices and energy.

Global financial markets continued to respond to weak U.S. economic data and concerns over geopolitical developments. The much-anticipated U.S. economic recovery continues to be elusive, while economies in Europe and Japan appear to be stagnant. The quickening pace of U.S. plans to invade Iraq has aroused much international criticism and concern, which has impacted energy prices and investor confidence.

Traditional investment strategies benefit from stability, confidence and certainty, while alternative strategies often succeed during times of instability and uncertainty. Now is such a time, and in this environment investors with well-balanced, diversified portfolios that include alternative investments are likely to fare better than those who do not.

We are encouraged by our performance this year and hope to continue to capitalize on the opportunities that this difficult economic environment provides.

As always, please do not hesitate to call if we can be of assistance.

Sincerely,


Bruce Cleland
President & CEO